Exhibit 99.1

KalVista Pharmaceuticals Reports Fiscal Third Quarter Results

– Oral Hereditary Angioedema Franchise Phase 2 Clinical Trials on Track –

Cambridge, MA and Salisbury, England, March 10, 2020 – KalVista Pharmaceuticals, Inc. (NASDAQ: KALV), a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of small molecule protease inhibitors, today provided an operational update and released financial results for the fiscal third quarter ended January 31, 2020.

“Our work to bring multiple best-in-class oral therapies to patients with hereditary angioedema is advancing well,” said Andrew Crockett, Chief Executive Officer of KalVista. “First, we look forward to delivering data in the second quarter of this year from our Phase 2 clinical trial with KVD900, our on-demand therapy for HAE attacks. We believe KVD900 has the potential to offer patients an attractive option for control of their disease through a fast-acting tablet that can be taken at the earliest stages of an incipient attack.  Second, we continue to make progress in our optimization of KVD824 as a potential oral prophylactic treatment. We still plan to initiate a Phase 2 trial of KVD824 for prophylaxis of HAE attacks in the second half of the year.”

Third Quarter and Recent Business Highlights:

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Announced results of the Phase 2 trial of KVD001, an intravitreal candidate for treatment of diabetic macular edema (DME). KVD001 did not meet its primary endpoint in the overall study population, but it did demonstrate a protection against vision loss and a pre-specified subgroup analysis showed a clinical benefit on vision. The trial was designed to evaluate patients who were poor responders to previous treatment with anti-VEGF therapy. KVD001 was generally safe and well tolerated with no drug-related serious adverse events. Both KVD001 and future oral DME molecules were subject to an option agreement with Merck, which subsequently expired in February.

•

Selected KVD824 for development as an oral prophylactic treatment for hereditary angioedema (HAE). KVD824 is a highly potent and selective plasma kallikrein inhibitor which achieved high exposures and a favorable safety and tolerability profile in a first-in-human study. KalVista intends to initiate a Phase 2 clinical trial in the second half of 2020.

Fiscal Third Quarter Financial Results:

•

Revenue: Revenue was $1.6 million for the three months ended January 31, 2020, compared to $3.9 million for the same period in 2019. Revenue in the three months ended January 31, 2020 consisted of the recognition of a portion of the upfront payment from Merck related to the agreement signed in October 2017.

•

R&D Expenses: Research and development expenses were $11.2 million for the three months ended January 31, 2020, compared to $7.7 million for the same period in 2019. The increase in R&D expense primarily reflects the ongoing clinical trial for KVD900 and an increase in expense related to preclinical activities in relation to the development of KVD824.

•	G&A Expenses: General and administrative expenses were $3.1 million for the three months ended January 31, 2020, compared to $2.9 million for the same period in 2019.
•

Net Loss: Net loss was $9.3 million, or $(0.52) per basic and diluted share for the three months ended January 31, 2020, compared to a net loss of $4.0 million, or $(0.23) per basic and diluted share, for the same period in 2019.

•	Cash: Cash, cash equivalents and marketable securities were $80.6 million as of January 31, 2020.

About KalVista Pharmaceuticals, Inc.

KalVista Pharmaceuticals, Inc. is a pharmaceutical company focused on the discovery, development, and commercialization of small molecule protease inhibitors for diseases with significant unmet need. The initial focus is on inhibitors of plasma kallikrein, which is an important component of the body’s inflammatory response and which, in excess, can lead to increased vascular permeability, edema and inflammation. KalVista has developed a proprietary portfolio of novel, small molecule plasma kallikrein inhibitors initially targeting hereditary angioedema (HAE) and diabetic macular edema (DME). The Company has created a structurally diverse portfolio of oral plasma kallikrein inhibitors and is advancing multiple drug candidates for HAE as well as DME. KalVista has selected KVD900 as its program to be advanced as an on-demand therapy for acute HAE attacks and is conducting a Phase 2 proof-of-concept study in HAE patients with data expected in the second quarter of 2020. KVD824 is in development for prophylactic treatment of HAE and is expected to enter a Phase 2 clinical trial in the second half of 2020. In DME, an intravitreally administered plasma kallikrein inhibitor known as KVD001, completed a Phase 2 clinical trial in 2019.

For more information, please visit www.kalvista.com.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, available funding, our cash runway, potential future clinical trial timing and results. Further information on potential risk factors that could affect our business and its financial results are detailed in the annual report on Form 10-K filed on July 16, 2019, the quarterly report on Form 10-Q filed on March 10, 2020, and other reports as filed from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

KalVista Pharmaceuticals, Inc.

Leah Monteiro

Senior Director, Corporate Communications & Investor Relations

857-999-0808

leah.monteiro@kalvista.com

KalVista Pharmaceuticals Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(Unaudited)

	January 31,	April 30,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$18,615	$32,006
Marketable securities	61,955	68,805
Research and development tax credit receivable	14,803	11,315
Prepaid expenses and other current assets	3,632	3,420
Total current assets	99,005	115,546
Right of use assets	1,497	—
Property and equipment, net	2,260	2,413
Other assets	173	173
Total assets	$102,935	$118,132
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,951	$2,860
Accrued expenses	4,876	5,647
Deferred revenue - current portion	1,343	9,545
Lease liability - current portion	592	—
Total current liabilities	9,762	18,052
Long-term liabilities:
Deferred revenue - net of current portion	2,500	3,342
Lease liability - net of current portion	926	—
Total long-term liabilities	3,426	3,342
Stockholders’ equity:
Common stock, $0.001 par value	18	17
Additional paid-in capital	206,119	191,123
Accumulated deficit	(115,008)	(92,476)
Accumulated other comprehensive loss	(1,382)	(1,926)
Total stockholders’ equity	89,747	96,738
Total liabilities and stockholders' equity	$102,935	$118,132

KalVista Pharmaceuticals Inc.
Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2020	2019	2020	2019

Revenue	$1,577	$3,890	$8,866	$13,201
Operating expenses:
Research and development	11,233	7,650	30,709	23,882
General and administrative	3,068	2,900	9,733	7,879
Total operating expenses	14,301	10,550	40,442	31,761
Operating loss	(12,724)	(6,660)	(31,576)	(18,560)

Other income:
Interest income	372	723	1,467	1,016
Foreign currency exchange gain	138	248	245	83
Other income	2,923	1,733	7,332	5,171
Total other income	3,433	2,704	9,044	6,270
Net loss	$(9,291)	$(3,956)	$(22,532)	$(12,290)

Net loss per share to common stockholders, basic and diluted	$(0.52)	$(0.23)	$(1.27)	$(0.85)

Weighted average common shares outstanding, basic and diluted	17,838,872	17,231,449	17,717,057	14,379,872

KalVista Pharmaceuticals Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Nine Months Ended
	January 31,
	2020	2019

Cash Flows from Operating Activities
Net loss	$(22,532)	$(12,290)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	382	256
Stock-based compensation expense	3,358	2,120
Realized (gain) from available for sale securities	(229)	—
Amortization of right of use assets	418	—
Amortization of discount/premium on available for sale securities	136	—
Foreign currency exchange gain	(224)	(20)
Changes in operating assets and liabilities:
Research and development tax credit receivable	(3,405)	(2,409)
Prepaid expenses and other current assets	(187)	(2,475)
Accounts payable	133	1,748
Accrued expenses	(766)	417
Lease obligations	(416)	—
Deferred revenue	(8,866)	(13,201)
Net cash used in operating activities	(32,198)	(25,854)

Cash Flows from Investing Activities
Acquisition of property and equipment	(212)	(806)
Purchases of available for sale securities	(45,114)	(55,419)
Sales and maturities of available for sale securities	52,052	850
Net cash provided by (used in) investing activities	6,726	(55,375)

Cash Flows from Financing Activities
Capital lease principal payments	(53)	(155)
Issuance of common stock from equity incentive plans	214	132
Issuance of common stock, net of offering expenses	11,422	87,811
Net cash provided by financing activities	11,583	87,788
Effect of exchange rate changes on cash and cash equivalents	498	(1,269)
Net (decrease) increase in cash and cash equivalents	(13,391)	5,290
Cash and cash equivalents at beginning of period	32,006	51,055
Cash and cash equivalents at end of period	$18,615	$56,345

Contact:

KalVista Pharmaceuticals, Inc.

Leah Monteiro

Senior Director, Corporate Communications & Investor Relations

857-999-0808

leah.monteiro@kalvista.com

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